Exhibit 99.1

ViewRay Announces Preliminary Fourth Quarter and Full Year 2020 Results

CLEVELAND, Ohio, January 4, 2021—ViewRay, Inc. (NASDAQ: VRAY) today announced preliminary results for the fourth quarter and full fiscal year ended December 31, 2020. The preliminary results have not been audited and are subject to change.

Selected Fourth Quarter and Full Year 2020 Preliminary Results and Other Data (Unaudited):

•

Total revenue of approximately $18 million in the fourth quarter of 2020, primarily from three revenue units including one system upgrade, compared to total revenue of approximately $17 million, primarily from three revenue units including one system upgrade, in the fourth quarter of 2019.

•

Received five new orders, including one upgrade, for MRIdian systems totaling approximately $24 million in the fourth quarter of 2020, compared to four new orders totaling approximately $21 million in the fourth quarter of 2019.

•

Full year 2020 revenue of approximately $57 million, primarily from nine revenue units, including two system upgrades, compared to 2019 revenue of approximately $88 million, primarily from 15 revenue units, including two system upgrades.

•	Total backlog was approximately $241 million as of December 31, 2020.

•	Cash and cash equivalents were approximately $157 million as of December 31, 2020. Cash burn in the fourth quarter of 2020 was approximately $7 million.

“While the COVID-19 pandemic impacted our business in 2020, we closed the year with a solid Q4. We are pleased with the progress made on our clinical and innovation pipelines. We preserved capital and concurrently moved our business forward. MRIdian’s clinical, strategic, and economic value propositions are resonating with customers, and we are encouraged by our commercial pipeline activity,” said Scott Drake, President and CEO. “In Q4 we received five MRIdian orders and used approximately $7 million of cash. We meaningfully reduced our cash use as compared to 2019, and we expect to continue to reduce our burn moving forward. Our product pipeline is focused on faster treatment times, improved workflow and efficiency, and cost reduction.  Our innovation pipeline, combined with continued compelling clinical evidence, positions us for broader therapy adoption as we strive to improve the lives of cancer patients worldwide.”

Our estimated unaudited financial results and certain business metrics as of and for the fourth quarter and full fiscal year ended December 31, 2020 presented above are preliminary and are subject to the close of the quarter and year, completion of our quarter-end and year-end closing procedures and further financial review. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized.

About ViewRay:

ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, expected Q4 and full year 2020 preliminary results and other data, market acceptance of ViewRay’s existing products, future products, or technology, and ViewRay's anticipated future operating and financial performance. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, changes in: the regulatory environment; global economics; trade compliance requirements, duties or tariffs; third-party reimbursement levels; currency exchange rates; taxation, healthcare law, and product clearance requirements, as well as those related to: the effect of COVID-19 on our business operations and financial condition; adverse publicity about ViewRay and our products; our reliance on sole or limited source suppliers; our ability to commercialize our products successfully; the impact of competitive products and pricing, and all other risks listed from time to time in ViewRay’s filings with the Securities and Exchange Commission. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law

Contact

Investor Relations:

Michaella Gallina

Chief of Staff, Head of Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Brand

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com